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                                                                    EXHIBIT 99.3




                  Form of Consent of Salomon Smith Barney Inc.


     We hereby consent to the use of our name and to the description of our opinion letter, dated August 26, 1998, in the Joint Proxy Statement/Prospectus of Chancellor Media Corporation and Capstar Broadcasting Corporation which forms a part of the Registration Statement on Form S-4 of Chancellor Media Corporation and to the inclusion of such opinion letter as Annex II to such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for the purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                              Salomon Smith Barney Inc.

                              /s/ SALOMON SMITH BARNEY INC.

New York, New York
June 4, 1999